Item 77(C)

Matters Submitted to a Vote of Security Holders

At a special meeting of shareholders, held on March 12, 2009, shares were voted as follows on the proposal presented to shareholders:

To approve a new Investment Advisory Agreement between the Trust and Beck, Mack & Oliver, LLC with respect to the Austin Global Equity Fund:

                                 For                 Against                         Abstain
        ------------         ---------------                   ---------------
                             1,814,800                   6,612                               2,139